UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Avid Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Avid Technology, Inc.

Avid Technology Park
One Park West
Tewksbury, Massachusetts 01876

Notice of 2006 Annual Meeting of Stockholders to be Held on Wednesday, May 24, 2006

The 2006 Annual Meeting of Stockholders of Avid Technology, Inc. will be held on Wednesday, May 24, 2006, at our offices located at 1925 Andover Street, Tewksbury, Massachusetts at 10:00 a.m., local time, to consider and act upon the following matters:

1.                To elect two Class I Directors to serve for the ensuing three years.

2.                To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

3.                To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 28, 2006 are entitled to notice of and to vote at the meeting or any adjournment thereof. A copy of our Annual Report to Stockholders for 2005, which contains consolidated financial statements and other information of interest to stockholders, accompanies this notice and proxy statement. All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,
CAROL E. KAZMER
Assistant Secretary
Tewksbury, Massachusetts
April 24, 2006

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

Avid Technology, Inc.

Avid Technology Park
One Park West
Tewksbury, Massachusetts 01876

Proxy Statement for the Annual Meeting of Stockholders
to be Held on Wednesday, May 24, 2006

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Avid Technology, Inc. for use at the 2006 annual meeting of stockholders and at any adjournments of that meeting. The annual meeting will be held at 10:00 a.m., local time, on May 24, 2006 at our offices located at 1925 Andover Street, Tewksbury, Massachusetts. All proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying notice of the annual meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to our Assistant Secretary, or by voting in person at the annual meeting.

The notice of the annual meeting, this proxy statement, the accompanying proxy card and our 2005 Annual Report are being mailed to stockholders on or about April 24, 2006.

Voting Securities and Votes Required

At the close of business on March 28, 2006, the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting, there were outstanding and entitled to vote an aggregate of 42,223,782 shares of our common stock, $.01 par value per share. Stockholders are entitled to one vote per share.

Shares of common stock represented in person or by proxy (including shares that abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the annual meeting. The affirmative vote of the holders of a plurality of the shares of common stock present or represented and voting at the annual meeting is required for the election of the Class I Directors. The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the annual meeting is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

Shares that abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, or broker non-votes, will not be counted as votes in favor of such matter, and also will not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will not affect the voting on the election of the Class I Directors or the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

Security Ownership of Certain Beneficial Owners and Management

Except as noted, the following table sets forth information as of January 31, 2006 with respect to the beneficial ownership of our common stock by:

•       each person known by us to beneficially own more than five percent of the outstanding shares of our common stock;

•       each of our directors;

•       each executive officer named in the Summary Compensation Table set forth under the caption “Executive Compensation” below; and

•       all of our directors and executive officers as a group.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(%)(1)(2)
5% Stockholders
Columbia Wanger Asset Management, L.P., of which WAM Acquisition GP, Inc. is the general partner(3)	2,996,500	7.1
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606
Oak Associates, Ltd.(4)	2,720,000	6.5
3875 Embassy Parkway Suite 250 Akron, Ohio 44333
The TCW Group, Inc., on behalf of the TCW Business Unit(5)	2,124,677	5.0
865 South Figueroa Street Los Angeles, California 90017
Directors and Officers(6)
George H. Billings(7)	10,000	*
Elizabeth M. Daley(8)	10,000	*
John V. Guttag(9)	23,000	*
Nancy Hawthorne(10)	38,000	*
Pamela F. Lenehan(11)	30,000	*
Youngme E. Moon	0	*
David A. Krall(12)	468,508	1.1
David M. Lebolt(13)	36,250	*
Paul J. Milbury(14)	41,974	*
Michael J. Rockwell(15)	41,354	*
Charles L. Smith(16)	74,343	*
All directors and executive officers as a group (16 persons)(17)	937,971	2.2

*                    Less than 1%

(1)          The number of shares beneficially owned by each stockholder, director and executive officer is calculated pursuant to rules promulgated by the Securities and Exchange Commission. Under those rules, a person or entity is considered to beneficially own all shares for which the person or entity has sole or shared voting power or investment power, and all shares that the person or entity has the right to acquire on, or within 60 days after, January 31, 2006. The inclusion herein of any shares of  common stock deemed beneficially owned does not constitute an admission of beneficial ownership of such shares. Unless otherwise indicated, each person or entity listed above has sole voting and/or investment power with respect to the shares listed as of January 31, 2006.

(2)          In calculating the percentage of common stock beneficially owned by each person or entity listed, the number of shares deemed outstanding consists of 42,124,349 shares outstanding as of January 31, 2006, plus, for persons only, any shares subject to stock options that were exercisable by that person only on, or within 60 days after, January 31, 2006.

(3)          Beneficial ownership as of December 31, 2005, as reported in an amendment to a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006.

(4)          Beneficial ownership as of December 31, 2005, as reported in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006.

(5)          Beneficial ownership as of December 31, 2005 as reported in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2006.

(6)          The address for each director and executive officer is c/o Avid Technology, Inc., One Park West, Tewksbury, Massachusetts 01876.

(7)          Consists of shares of common stock issuable upon the exercise of outstanding stock options.

(8)          Consists of shares of common stock issuable upon the exercise of outstanding stock options.

(9)          Consists of 20,000 shares of common stock issuable upon the exercise of outstanding stock options and 3,000 shares of  common stock held in trust for the benefit of Dr. Guttag’s children.

(10)   Consists of shares of common stock issuable upon the exercise of outstanding stock options.

(11)   Consists of shares of common stock issuable upon the exercise of outstanding stock options.

(12)   Includes 429,582 shares of common stock issuable upon the exercise of outstanding stock options.

(13)   Consists of shares of common stock issuable upon the exercise of outstanding stock options.

(14)   Includes 41,874 shares of common stock issuable upon the exercise of outstanding stock options.

(15)   Consists of shares of common stock issuable upon the exercise of outstanding stock options.

(16)   Includes 66,978 shares of common stock issuable upon the exercise of outstanding stock options.

(17) Includes 871,539 shares of common stock issuable upon the exercise of outstanding stock options.

PROPOSAL 1—ELECTION OF DIRECTORS

General

Our board of directors is divided into three classes (designated as Class I, Class II and Class III Directors), with one class being elected each year and members of each class holding office for a three-year term. Our board of directors currently consists of seven members, two of whom are Class I Directors (both of whom have been nominated for re-election at our annual meeting this year for terms expiring at our 2009 annual meeting), two of whom are Class II Directors (with terms expiring at our 2007 annual meeting) and three of whom are Class III Directors (with terms expiring at our 2008 annual meeting).

The persons named in the enclosed proxy will vote to elect George H. Billings and Nancy Hawthorne as Class I Directors, unless authority to vote for the election of either or both of the nominees is withheld by marking the proxy to that effect. Both nominees have indicated their willingness to serve if elected, but if either or both of the nominees should be unable or unwilling to serve, proxies may be voted for substitute nominee(s) designated by our board of directors.

Directors

Set forth below regarding each continuing director and each of the nominees for director is his or her name, age as of March 31, 2006, principal occupation, business experience during at least the past five years, all positions he or she holds with us, if any, the names of other publicly held corporations for which he or she serves as a director and the year during which he or she first became a member of our board of directors.

There are no family relationships among any of the directors and executive officers of Avid.

Nominees

Class I Directors (Terms to expire at the 2009 annual meeting)

George H. Billings, 55, became a director in March 2004. Since 1987, Mr. Billings has been the President of Billings & Co., a management consulting firm focused on the wireless communications and related industries. Mr. Billings also served as Chief Operating Officer from March 1998 to June 1998, and as Chief Executive Officer from June 1998 to May 1999 of Silicon Wireless, Ltd., a developer of wireless communication technology. In addition, from May 1992 to May 1997, Mr. Billings served first as the Chief Operating Officer and later as Vice Chairman of Radio Movil Digital Americas, Inc., a wireless dispatch communications company with investments in South America. Previously, Mr. Billings served as General Manager of the Washington-Baltimore Cellular Telephone Company Partnership (d/b/a Cellular One), and as Vice President of Corporate Development of the Communications Satellite Corporation.

Nancy Hawthorne, 54, became a director in October 1997. Since August 2001, Ms. Hawthorne has served as Chair and Chief Executive Officer of Clerestory, LLC, a financial advisory and investment firm.  In addition, from 1996 until July 1997, Ms. Hawthorne was Chief Executive Officer and Managing Partner of Hawthorne, Krauss & Associates, LLC, a provider of consulting services to corporate management. From July 1997 until July 2001, Ms. Hawthorne was self-employed, providing a variety of financial strategy consulting services. Previously, Ms. Hawthorne served as Treasurer and the Chief Financial Officer of Continental Cablevision. Ms. Hawthorne also serves as a director of the Metropolitan Series Fund, Inc., a mutual fund established by the Metropolitan Life Insurance Company.

Board Recommendation

The board of directors recommends that the stockholders vote “FOR” the election of Mr. Billings and Ms. Hawthorne as Class I Directors.

Continuing Members of Our Board of Directors

Class II Directors (Terms to expire at the 2007 annual meeting)

David A. Krall, 45, became a director in October 2000 and has been an employee since 1995. Mr. Krall has served as our President and Chief Executive Officer since April 2000, and served as our President and Chief Operating Officer from October 1999 until April 2000. Previously, Mr. Krall served as Chief Operating Officer of Digidesign, our audio division, from July 1998 to October 1999, and as Vice President of Engineering of Digidesign from June 1996 to July 1998.

Pamela F. Lenehan, 53, became a director in April 2001. Since June 2002, Ms. Lenehan has served as President of Ridge Hill Consulting, LLC, a strategy and financial consulting firm. From September 2001 until June 2002, Ms. Lenehan was self-employed as a private investor. From March 2000 until September 2001, Ms. Lenehan was Vice President and Chief Financial Officer of Convergent Networks, Inc., a manufacturer of switching equipment. From February 1995 until January 2000, she was Senior Vice President, Corporate Development and Treasurer of Oak Industries, Inc., a manufacturer of telecommunications components. Previously, Ms. Lenehan was a Managing Director of Investment Banking at Credit Suisse First Boston and a Vice President of Corporate Banking at Chase Manhattan Bank. Ms. Lenehan is a member of the board of directors of Spartech Corporation, a processor of engineered thermoplastics.

Class III Directors (Terms to expire at the 2008 annual meeting)

Elizabeth M. Daley, 63, became a director in February 2005. Dr. Daley has been Dean of the School of Cinema-Television at the University of Southern California since 1991 and Executive Director of the Annenberg Center for Communication at the University of Southern California since 1993.

John V. Guttag, 57, became a director in October 2002. Dr. Guttag has been a professor at the Massachusetts Institute of Technology since January 1979, and served as Chair of the Department of Electrical Engineering and Computer Science from January 1999 to September 2004. In addition, Dr. Guttag is co-head of the Network and Mobile Systems Group within MIT’s Laboratory for Computer Science.

Youngme E. Moon, 41, became a director in September 2005. Dr. Moon has been a professor at Harvard Business School since 1998. Prior to that, Dr. Moon was a professor at the Massachusetts Institute of Technology from 1997 to 1998. From 1991 to 1993, Dr. Moon was a producer for the NBC News affiliate, KRON, in San Francisco, California.

Board of Directors and Committee Meetings

During 2005, our board of directors met eleven times and acted by written consent six times. Each director was present for at least 75% of the aggregate number of our board of directors meetings and meetings held by all committees on which that director then served.

Our corporate governance guidelines provide that directors are expected to attend our annual meeting of stockholders. All of our directors then in office attended our 2005 annual meeting of stockholders.

Our board of directors has established three standing committees—audit, compensation, and nominating and governance—each of which operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are available on the corporate governance section of our website at www.avid.com and can be accessed by clicking on “About Us,” “Investor Relations” and “Corporate Governance.”

Our board of directors has determined that Mr. Billings, Dr. Daley, Dr. Guttag, Ms. Hawthorne, Ms. Lenehan and Dr. Moon are independent directors as defined under the rules of the NASDAQ National Market. Accordingly, each member of each of the three standing committees of our board of directors is an independent director as defined under the rules of the NASDAQ National Market.

Audit Committee

Our audit committee’s responsibilities include:

•       appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•       overseeing the work of our independent registered public accounting firm, including reviewing certain reports required to be made by the independent registered public accounting firm;

•       overseeing the work of our internal auditor, including approving the internal audit annual plan submitted by the internal auditor;

•       reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•       monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics; and

•       meeting independently with our internal auditing staff, the independent registered public accounting firm and management.

Our audit committee is authorized to retain independent legal, accounting and other advisors, and compensate them for their services.

Our audit committee met 16 times during 2005. The current members of our audit committee are Mr. Billings, Ms. Hawthorne and Ms. Lenehan.

Our board of directors has determined that each of Mr. Billings, Ms. Hawthorne and Ms. Lenehan is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Compensation Committee

Our compensation committee’s responsibilities include:

•       annually reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation;

•       determining the Chief Executive Officer’s compensation;

•       reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;

•       overseeing an evaluation of our senior executives;

•       overseeing and administering our cash and equity incentive plans; and

•       reviewing and making recommendations to our board of directors with respect to director compensation.

Our compensation committee is authorized to retain independent legal, accounting and other advisors, and compensate them for their services.

Our compensation committee met ten times and acted by written consent twelve times during 2005. The current members of our compensation committee are Dr. Daley, Dr. Guttag, Ms. Hawthorne and Ms. Lenehan (Dr. Daley was appointed to our compensation committee in November 2005).

Nominating and Governance Committee

Our nominating and governance committee’s responsibilities include:

•       identifying individuals qualified to become members of our board of directors;

•       recommending to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors;

•       reviewing and making recommendations to our board of directors with respect to management succession planning;

•       developing and recommending to our board of directors corporate governance principles; and

•       overseeing an annual evaluation of our board of directors.

Our nominating and governance committee is authorized to retain advisors and consultants, and to compensate them for their services.

Our nominating and governance committee met 13 times and acted by written consent three times during 2005. The current members of our nominating and governance committee are Mr. Billings, Ms. Hawthorne and Dr. Moon (Dr. Moon was appointed to our nominating and governance committee in September 2005).

Compensation Committee Interlocks and Insider Participation

None of our executive officers is a member of the compensation committee of another corporation or other entity (or serves an equivalent function for such corporation or other entity) whose executive officers served on our board of directors.

Director Candidates

The process followed by our nominating and governance committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of our nominating and governance committee and our board of directors.

In considering whether to recommend any particular candidate for inclusion in our board of directors’ slate of recommended director nominees, our nominating and governance committee considers the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, commitment to participate as a director and conflicts of interest that would impair such candidate’s ability to act in the interests of all stockholders. Our nominating and governance committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any prospective nominee. Our nominating and governance committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

Stockholders may recommend individuals to our nominating and governance committee for consideration as potential director candidates by submitting the name, together with appropriate biographical information and background materials, and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date the recommendation is made, to the Nominating and Governance Committee, c/o the Assistant Secretary, Avid Technology, Inc., Avid Technology Park, One Park West, Tewksbury, Massachusetts 01876.

Assuming that appropriate biographical and background material has been provided on a timely basis, our nominating and governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and considering substantially the same criteria, as it follows for candidates submitted by others. If our board of directors decides to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Communicating with Our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by our stockholders, and will respond if and as appropriate. The chairman of our board of directors (if an independent director, or otherwise the chairman of our nominating and governance committee), with the assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to the board of directors, c/o the Assistant Secretary, Avid Technology, Inc., Avid Technology Park, One Park West, Tewksbury, Massachusetts 01876.

Director Compensation

The following table sets forth the cash and equity compensation received during 2005 by the members of our board of directors who were not our employees:

2005 Board of Director Compensation

Name	Total ($)(1)	Fees Earned or Paid in Cash($)	Stock Awards ($)	Option Awards (#)	Option Awards (Option Price)	Grant Date	Non-Stock Incentive Plan Income($)	All Other Compensation ($)(2)
George Billings	$85,250	$85,250	$0	10,000	$41.59	7/27/2005	$0
Elizabeth Daley(3)	$49,000	$49,000	$0	10,000	$66.75	2/15/2005	$0
John Guttag	$64,108	$61,500	$0	10,000	$41.59	7/27/2005	$0	$2,608
Nancy Hawthorne	$107,414	$106,000	$0	10,000	$41.59	7/27/2005	$0	$1,414
Pamela Lenehan	$78,000	$78,000	$0	10,000	$41.59	7/27/2005	$0
Youngme Moon(4)	$29,000	$29,000	$0	10,000	$42.30	9/1/2005	$0
William Warner(5)	$20,000	$20,000	$0	na	na	na	$0

(1)          Excludes the value of stock options granted in 2005.

(2)          Represents earnings on non-qualified deferred compensation.

(3)          Dr. Daley became a director in February 2005.

(4)          Dr. Moon became a director in September 2005.

(5)          Mr. Warner retired as a director in July 2005.

During 2005, our non-employee directors were each paid an annual retainer of $25,000, a fee of $1,500 for each board of directors meeting attended and a fee of $1,500 for each committee meeting attended. In addition, the chairman of our board of directors received an annual fee of $15,000, and the chairman of each board committee received an annual fee of $5,000.

In addition to the cash compensation described above, during 2005, each of our non-employee directors received an option to purchase 10,000 shares of our common stock under our 1993 Director Stock Option Plan. Under this plan, non-employee directors receive an option to purchase 10,000 shares of our common stock upon their initial election to our board of directors at an exercise price per share equal to the fair market value per share on the date of grant. In addition, each director receives an option to purchase 10,000 shares of our common stock on the date of each annual meeting of stockholders at an exercise price per share equal to the fair market value per share on the date of grant, provided the director has then served a minimum of six months on our board of directors. Grants to directors of stock options upon their initial election to our board of directors vest twelve months from the date of grant. Grants to directors of annual stock options vest on the earlier of twelve months from the date of the grant or immediately prior to the next annual meeting of our stockholders following the date of grant, unless otherwise specified in the applicable option agreement. There are currently 83,452 shares of our common stock available for future issuance under our 1993 Director Stock Option Plan. Our board of directors may suspend or discontinue the 1993 Director Stock Option Plan at any time.

On July 27, 2005, our stockholders approved the adoption of our 2005 Stock Incentive Plan. Under this plan, our non-employee directors may receive equity compensation grants subject to the following maximum grant levels:

•       upon election to our board of directors, a stock option for up to 15,000 shares of our common stock or a restricted stock award or a restricted stock unit award for up to 7,500 shares of our common stock; and

•       on the date of each of our annual meetings, a stock option for up to 15,000 shares of common stock or a restricted stock award or a restricted stock unit award for up to 7,500 shares of our common stock.

In each case, the non-employee director may receive a combination of awards; provided that the aggregate number of shares subject to each award does not exceed 15,000 shares of common stock, and each share of common stock subject to a restricted stock award or a restricted stock unit award shall be considered two shares of common stock for the purpose of such limitation. Our board of directors has determined that any grant under the 1993 Director Stock Option Plan to a non-employee director shall be included in the limits described above. Grants to non-employee directors of stock options under the 2005 Stock Incentive Plan are at an exercise price per share equal to the fair market value per share on the date of grant and vest on the same schedule as grants under the 1993 Director Stock Option Plan. Restricted stock awards and restricted stock unit awards granted under the 2005 Stock Incentive Plan may vest no sooner than 33 1/3% of such award per year.

We do not compensate directors who are also our employees for their service on our board of directors. We reimburse all of our directors for out-of-pocket expenses incurred in connection with performing their duties as directors.

Executive Compensation

The following table sets forth information for each of the last three fiscal years regarding the compensation of our Chief Executive Officer and the four other most highly compensated executive officers, collectively, the named executive officers, as required under the rules of the Securities and Exchange Commission.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Other ($)(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options (Shares)(#)	All Other Compensation ($)(3)
David A. Krall	2005	530,000	430,360	152,190	—	180,000	7,000
President and Chief	2004	490,000	673,750	4,500	—	64,000	6,296
Executive Officer	2003	420,000	568,722	—	—	150,000	5,143
Paul J. Milbury	2005	320,000	144,768	—	—	45,000	7,000
Vice President and	2004	305,000	209,687	4,500	—	25,000	6,500
Chief Financial Officer	2003	300,000	184,650	—	—	40,000	6,000
Michael J. Rockwell	2005	320,000	144,768	89,625	—	45,000	7,000
Vice President and	2004	300,000	187,500	4,500	—	21,000	6,500
Chief Technology Officer	2003	250,000	153,875	—	—	40,000	6,000
David M. Lebolt	2005	320,000	144,768	—	—	45,000	6,000
Vice President and	2004	300,000	187,500	—	—	21,000	6,500
General Manager, Audio	2003	289,992	157,611	—	—	30,000	6,000
Charles L. Smith	2005	320,000	139,200	—	—	45,000	7,000
Vice President and	2004	315,000	236,250	4,500	453,760	41,000	6,500
General Manager, Avid	2003	300,000	221,580	—	—	40,000	6,000
Video

(1)          In 2004, consists of amounts paid by us for financial planning services provided to Messrs. Krall, Milbury, Rockwell and Smith. In 2005, consists of $149,190 and $89,625 paid respectively to Mr. Krall and Mr. Rockwell as reimbursement for relocation expenses in connection with their relocation to California, as well as $3,000 paid to Mr. Krall for financial planning services.

(2)          The dollar value of the restricted stock award is calculated by multiplying the closing market price of our common stock on the date of grant by the number of shares awarded.

(3)          In each case, consists of a matching contribution under our 401(k) retirement plan.

Option Grants in Last Fiscal Year

The following table sets forth information regarding options granted to the named executive officers during the fiscal year ended December 31, 2005.

	Individual Grants				Potential Realizable Value at Assumed
		Percent of Total			Annual Rates of
	Number of Securities	Options Granted	Exercise		Stock Appreciation for
	Underlying Options	to Employees in	Price	Expiration	Option Term(4)
Name	Granted (#)(1)	Fiscal Year(%)(2)	($/share)(3)	Date	5%($)	10%($)
David A. Krall	120,000	6.92	65.81	02/17/2015	4,966,507	12,586,103
	60,000	3.46	40.95	09/02/2015	1,545,194	3,915,825
Paul J. Milbury	30,000	1.73	65.81	02/17/2015	1,241,627	3,146,526
	15,000	.87	40.95	09/02/2015	386,299	978,956
Michael J. Rockwell	30,000	1.73	65.81	02/17/2015	1,241,627	3,146,526
	15,000	.87	40.95	09/02/2015	386,299	978,956
David M. Lebolt	30,000	1.73	65.81	02/17/2015	1,241,627	3,146,526
	15,000	.87	40.95	09/02/2015	386,299	978,956
Charles L. Smith	30,000	1.73	65.81	02/17/2015	1,241,627	3,146,526
	15,000	.87	40.95	09/02/2015	386,299	978,956

(1)          Options vest over a four-year period, with twelve and one-half percent of the shares of each option vesting and becoming exercisable six months after the date of grant of the option and the remaining shares vesting in equal monthly installments over the following three and one-half years. On October 26, 2005, our board of directors approved a partial acceleration of the vesting of the stock options granted on February 17, 2005 so that the stock options became immediately exercisable as to the number of shares that would have been exercisable as of December 31, 2007.

(2)          Based on grants of options to our employees during 2005 to purchase up to an aggregate of 1,732,968 shares of our common stock.

(3)          Fair market value of our common stock on the date of grant.

(4)          Potential realizable value is based on an assumption that the market price of our common stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the ten-year term. These values are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate or projection of future stock price. Actual gains, if any, on stock option exercises will depend upon the future performance of our common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information regarding options exercised by the named executive officers during the fiscal year ended December 31, 2005.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End Exercisable/Unexercisable($)(1)
David A. Krall	127,425	3,855,879	405,582/173,418	10,860,384/2,696,841
Paul J. Milbury	21,879	393,145	34,999/49,062	215,725/760,474
Michael J. Rockwell	26,351	600,932	33,791/47,833	219,397/565,756
David M. Lebolt	39,437	1,188,710	26,500/52,937	192,575/1,051,670
Charles L. Smith	0	0	59,103/61,478	977,863/527,645

(1)          The per-share value of unexercised in-the-money options is calculated by subtracting the option exercise price from $54.76, the last sale price of our common stock on December 30, 2005, as reported on the NASDAQ National Market.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued upon exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2005.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under our Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders(1)	2,253,569	$41.26	2,976,849 (2)
Equity Compensation Plans Not Approved by Security Holders(3)	1,966,425	31.37	204,139
Total	4,219,994	36.65	3,180,988

(1)          Includes our 1991 Digidesign Stock Option Plan, 1993 Stock Incentive Plan, 1993 Director Stock Option Plan, 1994 Stock Option Plan, 1996 Employee Stock Purchase Plan, 1997 Stock Incentive Plan and 2005 Stock Incentive Plan.

(2)          Includes 7,819 shares of our common stock issued in connection with the offering period under our 1996 Employee Stock Purchase Plan that ended on January 31, 2006.

(3)          Includes our 1997 Stock Option Plan, 1998 Stock Option Plan, 1998 Avid-Softimage Stock Option Plan, Amended and Restated 1999 Stock Option Plan and 2002 Midiman, Inc. Stock Option/Stock Issuance Plan.

The following are summaries of our equity compensation plans that have not been approved by our stockholders:

Avid’s 1997 Stock Option Plan

Avid’s 1997 Stock Option Plan was adopted by our board of directors in December 1997 and provides for the grant of non-statutory stock options to employees for up to 1,000,000 shares of our common stock. As of December 31, 2005, there were 161,962 shares reserved for issuance upon exercise of outstanding options and 4,049 shares available for future grant under the plan.

Avid’s 1998 Stock Option Plan

Avid’s 1998 Stock Option Plan was adopted by our board of directors in December 1998 and provides for the grant of non-statutory stock options to employees for up to 1,500,000 shares of our common stock. As of December 31, 2005, there were 281,278 shares reserved for issuance upon exercise of outstanding options and 40,004 shares available for future grant under the plan.

1998 Avid-Softimage Stock Option Plan

The 1998 Avid-Softimage Stock Option Plan was adopted by our board of directors in June 1998 in conjunction with our acquisition of Softimage Inc. (now known as Softimage Co.) and provides for the grant of non-statutory stock options for up to 2,000,000 shares of our common stock. As of December 31, 2005, there were 21,737 shares reserved for issuance upon exercise of outstanding options under the plan. No additional shares will be issued under this plan.

Avid’s Amended and Restated 1999 Stock Option Plan

Avid’s Amended and Restated 1999 Stock Option Plan was adopted by our board of directors in November 1999 and provides for the grant of non-statutory stock options for up to 4,750,000 shares of our common stock, of which up to 500,000 shares may be issued as restricted stock. As of December 31, 2005, there were 1,339,331 shares reserved for issuance upon exercise of outstanding options and 47,265 shares available for future grants of either stock options or restricted stock.

Avid’s 2002 Midiman, Inc. Stock Option/Stock Issuance Plan

Avid’s 2002 Midiman, Inc. Stock Option/Stock Issuance Plan was assumed by us in August 2004 in conjunction with our acquisition of Midiman, Inc. (d/b/a M-Audio) and provides for the grant of incentive stock options, non-statutory stock options and restricted stock for up to 864,113 shares of our common stock. As of December 31, 2005, there were 162,117 shares reserved for issuance upon exercise of outstanding options under the plan and 112,821 shares available for future grant under the plan. An additional 454,270 shares were reserved for issuance under the plan as earnout consideration in connection with our acquisition of M-Audio. However, as the conditions necessary for payment of the earnout consideration were not met by M-Audio, none of these shares were issued.

Description of Plan Terms

Except as specifically noted, Avid’s 1997, 1998 and 1999 plans, and the 1998 Avid-Softimage and 2002 Midiman plans, have substantially similar terms. Each plan is administered by our board of directors or a committee of our board of directors. Each of the 1997, 1998 and 1999 plans allows for the grant of stock options and, under the 1999 plan, restricted stock, to any employee other than an executive officer or director. Under the 2002 Midiman plan, stock options and restricted stock may be granted to employees, officers and independent contractors; however these awards may not be made to anyone who was employed by us immediately prior to the closing of the acquisition of M-Audio.

Our board of directors sets forth the terms of each option upon grant. Specifically, it determines:

•       who receives the option;

•       the number of shares of our common stock covered by the option;

•       the exercise price of the option (which may be less than, equal to or greater than the fair market value of the common stock on the date of grant); and

•       the duration of the option.

The 1997, 1998 and 1999 plans, and the 1998 Avid-Softimage and 2002 Midiman plans, contain provisions addressing the consequences of a change in control of Avid. If we undergo a change of control, we must provide that all outstanding options are either assumed or substituted for by the acquiring or succeeding corporation. If the acquiring or succeeding corporation does not assume, or substitute for, the outstanding options, then our board of directors must either cash out or accelerate the options to make them fully exercisable prior to the change of control.

Employment and Other Agreements

We have employment agreements with our named executive officers that provide for severance benefits. The agreements can be terminated by either us or the officer upon twelve months’ prior notice. If we terminate the officer’s employment other than for cause, or if the officer terminates for good reason, we must pay the officer his or her base salary and provide the officer with comparable benefits for the twelve months following his or her termination date. We must also pay the officer his or her target incentive compensation for the year of termination, multiplied by the actual plan pay-out factor and prorated for the number of months that the officer actually worked for us. Furthermore, any stock options and shares of restricted stock that were due to vest within twelve months of the officer’s termination date will vest immediately upon termination. Finally, pursuant to our agreement with Mr. Krall, in addition to the benefits described above, we must pay Mr. Krall the amount by which his monthly base salary at the time of termination exceeds the monthly compensation from any new employer for the period from the first to the second anniversary of his termination.

We also have change of control agreements with our named executive officers. These agreements provide that, if the officer is terminated by us without cause or if the officer terminates his or her employment with us for good reason within two years following a change in control of Avid, the officer will receive any earned but unpaid salary and a bonus payment for the year of termination equal to the highest bonus targeted or received in the current year or preceding two years, prorated for the number of days the officer worked for us during the year of termination, and a lump sum severance payment equal to one and one-half times the sum of his or her annual base salary plus the highest bonus payment targeted or received in the then-current or preceding two years. In addition, the officer is entitled to receive benefits comparable to those he or she received while employed by us for the 24 months following the date of termination. The change of control agreements also require that, as part of the severance payment, we compensate the officer in an amount equal to any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code. However, an executive officer who would otherwise be entitled to a gross-up payment relating to any excise tax imposed by Section 4999 will not be entitled to receive a gross-up payment, but instead will have his or her parachute payments reduced to a level that will not subject the executive officer to the excise tax, if the cut-back will not reduce the after-tax amount the executive officer would receive, after taking into account the parachute payment and the gross-up payment, by more than $50,000. Finally, all unvested stock options and shares of restricted stock held by the officer will vest immediately and be exercisable for a period of 24 months following the officer’s termination.

Deferred Compensation Plan

Our executive officers and directors, along with our U.S.-based vice-presidents, are eligible to participate in our deferred compensation plan. Our deferred compensation plan was established to provide participants with the opportunity to defer the receipt of up to 60% of their base compensation and all or a portion of their bonuses or director’s fees. Under our deferred compensation plan, we credit each participant’s account with the amount that would have been earned had the deferred amounts been invested in one or more of the various investment options (as selected by the participant) that are available under our deferred compensation plan. The available investment options are the same investment options as are available to all employees under our 401(k) retirement plan.

Participants who terminate their employment with us after attainment of age 55 will be paid in a lump sum or installments over two to ten years. Participants who terminate employment with us before attaining age 55 or due to death or disability will be paid in a lump sum. Participants who experience an unforeseen financial emergency may receive, while still employed, a lump sum distribution of an amount necessary to alleviate the emergency. Participants are not permitted to withdraw funds from their accounts for any other reason other than in connection with termination, death or disability, or an unforeseen financial emergency. In addition, we are not required to make any contributions to our deferred compensation plan. The benefits payable under our deferred compensation plan represent an unfunded and unsecured contractual obligation of us to pay the value of the deferred compensation in the future. As of December 31, 2005, there was an obligation of $1,342,377 in our deferred compensation plan.

Report of the Compensation Committee of Our Board of Directors on Executive Compensation

The compensation committee of the board of directors (the “Compensation Committee”), which is composed exclusively of non-employee, independent directors, administers Avid’s executive officer compensation program. In this role, the Compensation Committee oversees the development of compensation plans and policies for executive officers, annually reviews and approves all executive officer compensation and administers Avid’s stock incentive plans. The Compensation Committee charter, which is reviewed and revised periodically by the Compensation Committee and the board of directors, outlines these responsibilities. The Compensation Committee directly engages an outside compensation consulting firm to advise the Compensation Committee on matters related to executive compensation. In addition, Avid’s Human Resources, Legal, Tax and Finance Departments provide support to the Compensation Committee.

Overview of Compensation Philosophy and Program.   Avid’s executive compensation program is designed to achieve the following objectives:

•       attract, motivate and retain talented, high-caliber individuals whose contributions are critical to the long-term success of Avid;

•       link a substantial portion of each executive officer’s compensation to the performance of Avid and the individual executive officer; and

•       provide a balanced mix of cash and equity compensation to align the short- and long-term interests of Avid’s executive officers with those of its stockholders.

Avid’s executive compensation program consists of the following components:

•       base salary;

•       annual cash incentive compensation;

•       long-term equity incentive compensation; and

•       other benefit programs.

Each year the Compensation Committee conducts an annual review of Avid’s executive compensation program. To assist the Compensation Committee in this process, the Compensation Committee seeks input from management as well as from an independent consulting firm with special expertise in compensation practices in the high technology industry.

In determining the total annual compensation for each executive officer for 2005, the Compensation Committee compared each executive officer’s total annual compensation with that of similarly situated executive officers from two different peer groups. The first peer group consisted of 26 companies in the same or similar industries with comparable revenues (the “Avid Peer Group”). Based on information publicly available in October 2004, the Avid Peer Group had (i) a median market capitalization of approximately $1.71 billion, compared to Avid’s market capitalization of $1.47 billion in the same time period and (ii) median annual revenues of approximately $647.1 million, compared to $589.6 million in revenue for Avid’s 2004 fiscal year and $700.0 million in projected revenue for Avid’s 2005 fiscal year. The Compensation Committee also evaluated a second peer group consisting of a broader group of comparably sized high technology firms drawn from published survey sources, including Radford High Technology Executive Compensation Survey, Clark Consulting CHiPS Executive & Senior Management Survey and Mellon HR&IS High Technology Executive Total Compensation Survey (the “Published Survey Group”). The Avid Peer Group and the Published Survey Group are collectively referred to herein as the “Peer Groups.”

Base Salary.    In general, the Compensation Committee targets base salaries for executive officers at the median level of the compensation range for the Peer Groups. In addition to external market data from the Peer Groups, the Compensation Committee also considers the executive officer’s experience, personal performance and the anticipated value of his or her future impact on Avid’s success, any of which factors could cause the actual base salary amount to fall above or below such median level.

In the fourth quarter of 2004, David A. Krall, Avid’s President and Chief Executive Officer, provided to the Compensation Committee his recommendation regarding base salaries for all executive officers excluding himself. Such recommendation was based on Mr. Krall’s subjective assessment of each executive officer’s personal performance and external market data from the Peer Groups. The Compensation Committee considered Mr. Krall’s recommendation and, where applicable, approved salary increases for such executive officers effective January 1, 2005. The average change in base salary for all executive officers, excluding Mr. Krall, was 4.5%. In addition, in December 2004, the Compensation Committee determined that Mr. Krall’s base salary should also be increased as described below under the caption “Compensation and Evaluation of the Chief Executive Officer.”

Annual Cash Incentive Compensation.   A significant portion of an executive officer’s total annual compensation is dependent on Avid’s achievement of certain financial and non-financial objectives set forth in the Avid Technology, Inc. 2005 Bonus Plan (the “2005 Bonus Plan”). The 2005 Bonus Plan is also used to provide incentives to non-executive key performers. In 2005, 67% of Avid’s employees were eligible to participate in the 2005 Bonus Plan, allowing them to share in the growth and success of Avid.

An executive officer’s bonus payout under the 2005 Bonus Plan (“Bonus Payout”) is based on three factors: the executive officer’s Target Award (as defined below), the financial performance of Avid, which is detailed below (“Company Performance”), and the executive officer’s individual performance (“Individual Performance”).

In December 2004, the Compensation Committee established a 2005 annual cash bonus target for each executive officer (“Target Award”) using the data collected from the Peer Groups. In establishing the Target Awards, the Compensation Committee’s goal was to set Target Awards at a level such that total annual cash compensation paid to the executive officer if the Target Award was achieved would be targeted at approximately the 75th percentile of total cash compensation paid to similarly situated executive officers in the Peer Groups. For 2005, Target Awards for executive officers ranged from 55% to 140% of such executive officer’s base salary.

Company Performance is measured by revenue and operating profit, and has the following three stages:

1.     In order for the executive officers to receive any Bonus Payout for 2005, the Compensation Committee determined that 2005 revenues would have to exceed 2004 revenues (as such revenues are adjusted for any acquisitions made by Avid) and that an established minimum operating profit would have to be met. If Avid did not achieve both of these thresholds (“Threshold Level”), no Bonus Payouts would have been paid to any of the executive officers with respect to fiscal 2005. However, provided that Avid met the Threshold Level, each executive officer would become eligible to receive a percentage of his or her Target Award.

2.     If Avid achieved its profit objectives for the year (the “Target Operating Profit”), executive officers would be eligible to receive 100% of the Target Award, subject to further adjustment based on each executive officer’s Individual Performance. If Avid achieved operating results above the Threshold Level, but below the Target Award level, the Bonus Payout would be an amount less than 100% of the Target Award.

3.     If Avid exceeded its Target Operating Profit, 15% of such excess amount (the “Over-Achievement Pool”) would be added to the total bonus pool available for all employees eligible to participate in the 2005 Bonus Plan and the executive officers would be entitled to receive a portion of this amount.

With respect to Individual Performance, the Compensation Committee retained the discretion to increase an executive officer’s Bonus Payout by as much as 20% of such executive officer’s Target Award or reduce it to zero, based upon its subjective evaluation of such executive officer’s overall performance and contributions to Avid.

Avid exceeded its 2004 revenues in 2005, but fell short of its Target Operating Profit established for the 2005 fiscal year by 11%. As a result, the Compensation Committee awarded to executive officers a total Bonus Payout of $1,451,542, representing 23.3% of the aggregate bonus pool paid to all eligible employees.  The executive officers’ actual Bonus Payouts ranged from 52% to 60% of such executive officers’ Target Awards. Additional details regarding the bonus compensation to the Named Executive Officers can be found in the Summary Compensation Table under “Executive Compensation” above.

Long-Term Equity Incentive Compensation.   Long-term equity incentive compensation for executive officers consists of stock options and time-vesting restricted stock, and is intended to represent the largest portion of total annual compensation for executive officers.

The Compensation Committee grants equity incentive awards to its executive officers (and to other employees) under Avid’s annual key performer equity incentive award program. In addition to annual key performer equity incentive awards, Avid also grants equity incentive awards to executive officers (and other employees) when they join Avid, based upon the employee’s level and skills, and the requirements of the position. Avid also grants equity incentive awards to reflect an employee’s promotion to a certain level within the organizational structure and/or an employee’s contributions to Avid’s success, and to provide a long-term incentive to remain with Avid.

To alleviate the potentially dilutive effect of long-term equity incentive compensation, the Compensation Committee in 2005 restricted, on a gross basis, the total number of stock option awards that may be granted to all of Avid’s employees and members of the board of directors to 3% of the total number of shares of common stock outstanding on December 31, 2004, subject to revision based on changes in circumstances (the “Annual Run Rate”), or 1,045,000 shares. However, excluding the grants of stock options to new employees made in connection with the acquisition in August 2005 of Pinnacle Systems, Inc., a total of 1,430,278 stock options were actually granted in 2005, representing 4.1% of the total shares of common stock outstanding on December 31, 2004. This overage was due primarily to the Compensation Committee’s decision to grant stock options in September 2005 that it would have otherwise granted as part of Avid’s 2006 key performer equity incentive program. The Compensation Committee will consider the fact that Avid exceeded the Annual Run Rate set for 2005 when determining the total number of equity incentive awards that may be granted in 2006.

In anticipation of the adoption of SFAS No. 123(R), on October 26, 2005, Avid’s board of directors approved a partial acceleration of the vesting of the out-of-the-money key performer stock options that were granted on February 17, 2005 so that the stock options became immediately exercisable as to the number of shares that would have been exercisable as of December 31, 2007. As a result, vesting was accelerated for options to purchase 371,587 shares of Avid’s common stock, with an exercise price of $65.81 per share, including options to purchase 157,624 shares of Avid’s common stock held by Avid’s executive officers. No options to purchase shares of Avid’s common stock held by Avid’s non-employee directors were included in this partial acceleration. The closing price per share of Avid’s common stock at the close of trading on October 26, 2005, the date the board of directors approved the partial acceleration of vesting, was $42.19. The decision to accelerate vesting of these options was made to avoid recognizing compensation cost in Avid’s future statements of operations with respect to the accelerated options upon the effectiveness of SFAS 123(R). It is estimated that the maximum future compensation expense that would have been recorded in Avid’s statements of operations had the vesting of these options not been accelerated is approximately $4.9 million.

In determining the size of each award to executive officers under Avid’s annual key performer equity incentive award program, the Compensation Committee considered the following three measures:  (i) the estimated value of the stock option award based on the Black-Scholes pricing model, (ii) the number of shares underlying the stock option award as a percentage of the total number of shares of Avid’s common stock outstanding and (iii) an equity ownership analysis that included shares currently owned, shares issuable under outstanding stock options, the value of vested and unvested stock options and the percentage of vested stock options. In reviewing these three measures, the Compensation Committee focused on values or amounts falling within the 50th to the 75th percentile of values or amounts awarded to similarly situated executive officers in the Peer Groups. The Compensation Committee also considered the executive officer’s Individual Performance.

During 2005, 1,211 employees received stock options, including the executive officers. The executive officers received stock option grants representing 513,500 shares of common stock under Avid’s stock incentive plans, or 28.6% of the total stock options granted to employees. The stock options were granted with an exercise price equal to the fair market value of Avid’s common stock on the date of grant. Twelve and one-half percent of such shares vest and become exercisable six months after the date of grant, and the remaining shares vest in equal monthly installments over the following three and one-half years. Unless otherwise specified in the applicable stock option agreement, all stock options granted expire ten years from the date of grant or earlier if the grantee’s employment with Avid is terminated.

Additional details regarding the stock option and restricted stock compensation to the Named Executive Officers are contained in the Summary Compensation Table under “Executive Compensation” above.

Employee Stock Purchase Plan.   Avid’s employee stock purchase program, which is generally available to all employees, including executive officers, allows participants to purchase shares of Avid’s common stock at a 5% discount from the fair market value of the common stock at the end of the applicable purchase period. 25,682 shares were purchased under this program in 2005.

Deferred Compensation Plan.   Avid’s executive officers, along with U.S.-based vice presidents and members of the board of directors, are eligible to participate in Avid’s Deferred Compensation Plan, which was established to provide participants with the opportunity to defer the receipt of up to 60% of their base compensation and all or a portion of their bonuses or director’s fees, as applicable. Under Avid’s Deferred Compensation Plan, Avid credits each participant’s account with the amount that would have been earned had the deferred amounts been invested in one or more of the various investment options (as selected by the participant) that are available under Avid’s Deferred Compensation Plan. The available investment options are the same investment options that are available generally to all eligible employees under Avid’s 401(k) retirement plan. Participants who terminate their employment with Avid after reaching the age of 55 will be paid, at the participant’s option, in a lump sum or in installments over two to ten years. Participants who terminate employment with Avid before attaining age 55 or due to death or disability will be paid in a lump sum. Participants who experience an unforeseen financial emergency may receive, while still employed, a lump sum distribution of an amount necessary to alleviate the emergency. Participants are not permitted to withdraw funds from their accounts for any other reason other than in connection with a termination, death or disability, or an unforeseen financial emergency. In addition, Avid is not required to make any contributions to the Deferred Compensation Plan. The benefits payable under Avid’s Deferred Compensation Plan represent an unfunded and unsecured contractual obligation of Avid to pay the value of the deferred compensation in the future. As of December 31, 2005, there was an obligation of $1,342,377 in the plan.

Other.   Other than receiving certain financial planning advice to encourage tax efficiencies, executive officers do not receive any other personal benefits that are not available to all other eligible employees. From time to time, Avid has reimbursed certain executive officers and other employees for reasonable expenses associated with relocation. In 2005, Mr. Krall and Mr. Rockwell received relocation benefits in connection with relocations from Massachusetts to California. Executive officers are eligible to participate in the same medical and life insurance programs as all other eligible employees and are eligible to receive the same employer match under Avid’s 401(k) retirement program. There are no outstanding loans to any executive officer. Avid believes that the ideal corporate culture is one in which executive officers operate under the same standards as all other employees. As a result, Avid does not provide executive officers with car allowances, reserved parking spaces, separate dining or health club facilities or other significant personal benefit perquisites.

Compensation and Evaluation of the Chief Executive Officer.   In November of 2004, the Compensation Committee set Mr. Krall’s 2005 base salary at $530,000, which represented an 8.2% increase over his 2004 base salary. Mr. Krall’s 2005 base salary was determined in the same manner as described above for all executive officers. Mr. Krall’s performance is reviewed and evaluated by the board of directors.

The Compensation Committee believes that a significant portion of Mr. Krall’s overall cash compensation should be tied to the performance of Avid and his Individual Performance, and Mr. Krall participates in the same bonus plan as the other executives described above. The Compensation Committee set Mr. Krall’s Target Award at 140% of his base salary. At this level, Mr. Krall’s total annual cash compensation for 2005 was targeted at approximately the 75th percentile of total cash compensation paid to similarly situated chief executive officers in the Peer Groups. In accordance with the terms of the 2005 Bonus Plan, and based on Avid’s operating profit performance in 2005 and the Compensation Committee’s subjective assessment of the individual objectives that the Compensation Committee established for him, Mr. Krall received 58% of his Target Award, which resulted in a cash bonus of $430,360 for 2005. In reviewing Mr. Krall’s performance, the Compensation Committee considered, among other things, Avid’s financial performance in 2005, the significant new product introductions in 2005 and the successful completion of several strategic acquisitions in 2005.

In February 2005, Avid granted Mr. Krall a stock option to purchase up to 120,000 shares of Avid’s common stock at $65.81 per share. In September, 2005, Avid granted Mr. Krall a stock option to purchase up to 60,000 shares of Avid’s common stock at $40.95 per share. In anticipation of the adoption of SFAS No. 123(R), on October 26, 2005, Avid’s board of directors approved a partial acceleration of the vesting of the February 2005 stock option grants . As a result of the partial acceleration, Mr. Krall’s February 2005 option to purchase 120,000 shares became immediately exercisable with respect to 64,999 shares. The price per share of Avid’s common stock at the close of trading on October 26, 2005, the date the board of directors approved the partial acceleration of vesting, was $42.19.

The Compensation Committee determined the number of stock options to grant to Mr. Krall by considering the same competitive equity data and criteria used for the other executive officers. The Compensation Committee believes that these stock option awards provide an appropriate long-term incentive for Mr. Krall’s continued efforts on behalf of Avid.

Impact of Section 162(m) of the Internal Revenue Code.   Section 162(m) of the Code generally disallows a tax deduction to public companies for annual compensation over $1,000,000 paid to a corporation’s chief executive officer or any of its other four most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specific requirements are met. The Compensation Committee’s primary objective is to establish compensation programs that maximize the creation of long-term stockholder value. However, the Compensation Committee reviews the potential effect of Section 162(m) periodically and, if consistent with its goal of increasing stockholder value, seeks to structure the stock incentives granted to executive officers under Avid’s stock incentive plans in a manner that is intended to avoid disallowances of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards under Avid’s stock incentive plans will be treated as qualified performance-based compensation under Section 162(m).

The Compensation Committee reserves the right to use its judgment to authorize compensation payments which may be subject to the Section 162(m) limitation when the Compensation Committee believes such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions and the performance of the employees receiving such compensation.

Review of All Components of Executive Compensation.   The Compensation Committee has reviewed all components of Avid’s executive officers’ compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to Avid of all perquisites and other personal benefits, the earnings and accumulated payout obligations under Avid’s deferred compensation program and under several potential severance and change-in-control scenarios. During 2006, the Compensation Committee will be reviewing tally sheets for each executive officer setting forth all the above components and attaching dollar amounts under various payout scenarios.

Internal Pay Equity.   In determining the compensation paid to each executive officer, the Compensation Committee considered the relative difference between the Chief Executive Officer’s compensation and the compensation paid to Avid’s other executive officers. The Compensation Committee believes that this pay differential is consistent with the compensation practices of other companies in Avid’s Peer Group.

The Compensation Committee believes Avid’s compensation programs should be competitive enough to attract and retain the talented managers necessary to build the business, provide significant rewards for strong financial performance and align the interests of management with the shareholders.

COMPENSATION COMMITTEE

John V. Guttag, Chair
Elizabeth M. Daley
Nancy Hawthorne
Pamela F. Lenehan

Report of the Audit Committee of Our Board of Directors

The audit committee of the board of directors (the “Audit Committee”) has reviewed Avid Technology, Inc.’s audited consolidated financial statements for the fiscal year ended December 31, 2005 and has discussed these consolidated financial statements with Avid’s management. Avid’s management represented to the Audit Committee that Avid’s consolidated financial statements had been prepared in accordance with generally accepted accounting principles. Avid’s management is responsible for Avid’s internal controls and the financial reporting process. Avid’s internal auditor is responsible for providing independent, objective reports to the Audit Committee on whether Avid’s internal control processes, business risk management approach and governance processes are operating as management intended. Avid’s independent registered public accounting firm is responsible for performing an independent audit of (i) Avid’s consolidated financial statements, (ii) its internal control over financial reporting and (iii) management’s assessment of Avid’s internal control over financial reporting in accordance with generally accepted auditing standards, including, when applicable, standards adopted by the Public Company Accounting Oversight Board, and for issuing a report thereon. As appropriate, the Audit Committee reviews and evaluates, and discusses with Avid’s management, internal accounting and financial personnel, Avid’s internal auditor and the independent registered public accounting firm, the following:

•       the plan for, and the independent registered public accounting firm’s report on, the annual audit of Avid’s consolidated financial statements and internal control over financial reporting;

•       Avid’s financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders;

•       the selection, application and disclosure of critical accounting policies by Avid’s management;

•       changes in Avid’s accounting practices, principles, controls or methodologies;

•       significant developments or changes in accounting rules applicable to Avid;

•       the adequacy of Avid’s business risk management approach and governance processes;

•       the adequacy of Avid’s internal controls, as well as the accounting, financial and auditing personnel,

•       the internal audit plan and the periodic updates provided by the internal auditor;

•       the external auditor’s qualifications, scope of activities and fees associated with  the annual audit of Avid,

•       the results of the annual representation letter process applicable to senior management and sales personnel, and

•       the activities of Avid’s Disclosure Committee.

In response to the requirements of Section 404 of The Sarbanes-Oxley Act of 2002 and related rules and regulations, management completed the documentation, testing and evaluation of Avid’s system of internal control over financial reporting as of December 31, 2005. The Audit Committee provided oversight and guidance to management and financial personnel during the documentation, control design, testing and evaluation processes. In connection with this oversight, both management and the independent registered public accounting firm regularly provided updates to the Audit Committee at Audit Committee meetings. At the conclusion of the process, management presented to the Committee for its review a report on the effectiveness of Avid’s internal control over financial reporting. The Audit Committee also reviewed the independent registered public accounting firm’s report included in Avid’s Annual Report on Form 10-K for the year ended December 31, 2005 related to its audit of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting. The Audit Committee will continue to oversee Avid’s efforts pertaining to its internal control over financial reporting and management’s preparations for the evaluation of internal controls in the 2006 fiscal year.

From time to time, the Audit Committee meets in private sessions with Avid’s independent registered public accounting firm, at which time discussions of financial management, accounting and internal control issues take place.

The Audit Committee also reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2005 and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with the independent registered public accounting firm. SAS 61 requires Avid’s independent registered public accounting firm to discuss with the Audit Committee, among other things, the following:

•       methods to account for significant unusual transactions;

•       the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•       the process used by Avid’s management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•       disagreements (of which there were none) with Avid’s management over the application of accounting principles, the basis for the accounting estimates made by Avid’s management, and the disclosures in the consolidated financial statements.

The independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This standard requires the independent registered public accounting firm to disclose annually in writing all relationships that in the independent registered public accounting firm’s professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and to engage in a discussion of their independence. The Audit Committee has discussed with the independent registered public accounting firm its independence from Avid.

Based on its discussions with Avid’s management and the independent registered public accounting firm, and its review of the representations and information provided by Avid’s management and the independent registered public accounting firm, the Audit Committee recommended to Avid’s board of directors that the audited consolidated financial statements be included in Avid’s Annual Report on Form 10-K for the year ended December 31, 2005.

AUDIT COMMITTEE

Pamela F. Lenehan, Chair
George H. Billings
Nancy Hawthorne

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the aggregate fees and related expenses billed by PricewaterhouseCoopers LLP for professional services rendered to us for the fiscal years ended December 31, 2005 and 2004:

	2005	2004
	(in thousands)
Audit	$3,409	$2,839
Audit-Related	5	179
Tax	343	465
All Other	0	0
Total	$3,757	$3,483

Audit Fees.   The audit fees listed for the years ended December 31, 2005 and 2004 were for professional services rendered in connection with the audits of the consolidated financial statements (including the effects of acquisitions) included in our Annual Report on Form 10-K, audits of our management’s assessment of internal control over financial reporting and of our internal control over financial reporting as of each year-end, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, and statutory and subsidiary audits, consents, and assistance with the review of documents filed with the Securities and Exchange Commission. All of these services were approved by our audit committee.

Audit-Related Fees.   The audit-related fees listed for the years ended December 31, 2005 and 2004 were for assurance and related services that are reasonably related to the performance of the audit and the review of our consolidated financial statements and that are not reported under “Audit Fees.” These services relate to consultation regarding our internal control over financial reporting, and financial accounting and reporting standards. All of these services were approved by our audit committee.

Tax Fees.   The tax fees listed for the years ended December 31, 2005 and 2004 were for services related to tax compliance, tax advice and tax planning services. Tax compliance services include primarily the preparation or review of original and amended tax returns. Tax advice and tax planning services relate to tax advice concerning mergers and acquisitions, assistance with tax audits, consultations regarding transfer pricing and other general tax advice. All of these services were approved by our audit committee.

All Other Fees.   There were no fees classified as All Other Fees during the years ended December 31, 2005 and 2004.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm, Ernst & Young LLP. This policy generally provides that we will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is generally subject to a maximum dollar amount.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and the holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Officers, directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of copies of reports filed by the persons required to file such reports and written representations from those persons, we believe that, with the following exceptions, all filing requirements of Section 16(a) were satisfied with respect to the year ended December 31, 2005:  Dr. Moon failed to timely file a Form 3 following her appointment to the board of directors on September 1, 2005 and failed to timely file a Form 4 with respect to her grant on September 1, 2005 of an option to purchase 10,000 shares of  common stock. Upon discovery of these errors, these transactions were reported on a Form 3 and Form 4, which were filed with the Securities and Exchange Commission on September 7, 2005. In November 2005, Mr. Bentivegna failed to timely file a Form 4 with respect to the sale of an aggregate of 635 shares of common stock. Upon discovery of this error, this transaction was reported on a Form 4, which was filed with the Securities and Exchange Commission on December 6, 2005. In November 2005, Mr. Smith failed to file a Form 4 with respect to the sale of an aggregate of 635 shares of common stock. Upon discovery of this error, this transaction was reported on a Form 5, which was filed with the Securities and Exchange Commission on February 9, 2006.

Stock Performance Graph

The following graph compares the cumulative total stockholder return on our common stock during the period from December 31, 2000 through December 31, 2005 with the cumulative total return during the same period of:

•       the NASDAQ National Market Index;

•       the NASDAQ Electronic Components Index; and

•       the NASDAQ Computer, Data Processing Index.

We elected to replace the NASDAQ Electronic Components Index with the NASDAQ Computer, Data Processing Index because we believe that the NASDAQ Computer, Data Processing Index more accurately represents our competitors and similarly situated companies. In accordance with Securities and Exchange Commission regulations, we have included both the previous NASDAQ Electronic Components Index and the NASDAQ Computer, Data Processing Index in the comparison below. This comparison assumes the investment of $100 on December 31, 2000 in Avid common stock, the NASDAQ National Market Index, the NASDAQ Electronic Components Index and the NASDAQ Computer, Data Processing Index, and assumes that dividends, if any, were reinvested.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 16, 2006, our audit committee appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 and dismissed PricewaterhouseCoopers LLP for such period.

Each year our audit committee reviews the accountants’ performance, qualifications and independence in accordance with regulatory requirements and guidelines. As a result of the committee’s 2006 review of our independent registered public accounting firm, the committee appointed Ernst & Young LLP and dismissed PricewaterhouseCoopers LLP.

We are asking shareholders to ratify our audit committee’s selection. Although stockholder ratification of the selection of Ernst & Young LLP is not required by law, our board of directors believes that it is advisable to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our audit committee will reconsider the selection of Ernst & Young LLP for the ensuing year.

PricewaterhouseCoopers LLP’s reports on our consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of our consolidated financial statements for the years ended December 31, 2005 and 2004 and through the date of this proxy statement, there were no disagreements between us and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make a reference to the subject matter of the disagreements in connection with its reports. During the years ended December 31, 2005 and 2004, and during the subsequent interim period through the date of this proxy statement, there have been no reportable events, as defined in Item 304(a)(l)(v) of Regulation S-K. During our two most recent fiscal years and through the date of this proxy statement, we did not consult with Ernst & Young LLP in respect of our consolidated financial statements for the years ended December 31, 2005 and 2004 regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement, if they so desire, and will also be available to respond to appropriate questions from our stockholders. Representatives of PricewaterhouseCoopers LLP are not expected to be present at the annual meeting.

Board Recommendation

The board of directors recommends that the stockholders vote “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year.

OTHER MATTERS

Other Matters

We are not aware of any other matters to be presented at our annual meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names and we will reimburse them for out-of-pocket expenses incurred on our behalf.

Householding; Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and 2005 Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document upon request to: Avid Technology, Inc., Avid Technology Park, One Park West, Tewksbury, Massachusetts 01876, Attn: Investor Relations, telephone: (978) 640-6789. Requests for separate copies of future proxy statements or annual reports (or multiple copies to the same address) may be made either through our stockholder’s bank, broker or other nominee record holder, or directly at the address or telephone number listed above.

Proposals for Our 2007 Annual Meeting of Stockholders

A proposal that a stockholder would like included in our proxy statement for our 2007 annual meeting of stockholders must be received by our Assistant Secretary at our principal office in Tewksbury, Massachusetts no later than Wednesday, December 20, 2006.

If a stockholder intends to present a proposal at our 2007 annual meeting, but not have such proposal included in our proxy statement, the proposal must be submitted to our Assistant Secretary at our principal offices no later than Monday, March 19, 2007, or 60 days before the date of our 2007 annual meeting, whichever is later. We have not yet set a date for our 2007 annual meeting; however, if our 2007 annual meeting is held on May 24, 2007 (the anniversary of our 2006 annual meeting), the deadline for delivery of the proposal is expected to be Monday, March 19, 2007, as stated above.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, including financial statements and schedules, but excluding exhibits, will be furnished without charge to any stockholder upon written request to us. Please address all such requests to the attention of Investor Relations at the address or telephone number listed above. Exhibits will be provided upon written request and payment of an appropriate processing fee.

By Order of the Board of Directors,
CAROL E. KAZMER Assistant Secretary

Tewksbury, Massachusetts
April 24, 2006

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND OUR ANNUAL MEETING. WHETHER OR NOT STOCKHOLDERS PLAN TO ATTEND, STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

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DESIGNATION (IF ANY)		000000000.000 ext
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	C 1234567890	J.N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Proposals
The Board of Directors recommends a vote FOR the following proposals:						B

1.	To elect the two nominees listed below to serve as Class I Directors for a term of three years.

		For	Withhold

	01 - George H. Billings	☐	☐

	02 - Nancy Hawthorne	☐	☐

				For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year.			☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.			☐	☐	☐

Mark box at right if you plan to attend the Annual Meeting.				☐

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR Proposals 1 through 3.

Please sign and return immediately.

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

1UPX	C O Y

Proxy - Avid Technology, Inc.

2006 Annual Meeting of Stockholders

This proxy is solicited on behalf of the Board of Directors of the Company.

The undersigned, having received notice of the 2006 Annual Meeting of Stockholders and the accompanying proxy statement, and revoking all prior proxies,  hereby appoints Messrs. David A. Krall and Paul J. Milbury and Ms. Carol E. Kazmer, and each of them individually, with full power of substitution, as proxies  to represent and vote all shares of stock which the undersigned would be entitled to vote, if personally present, at the 2006 Annual Meeting of Stockholders  of Avid Technology, Inc. (the “Company”) to be held at the Company’s offices located at 1925 Andover Street, Tewksbury, Massachusetts, on Wednesday,  May 24, 2006 at 10:00 a.m., local time, and at any adjournments or postponements thereof, with respect to the matters set forth on the reverse side, as  more fully set forth in the Notice of 2006 Annual Meeting of Stockholders, dated April 24, 2006, receipt of which is hereby acknowledged.